EXHIBIT 10.51
Retention Bonus Award Agreement
[Date]
[Name]
c/o Beyond Meat, Inc.
888 N. Douglas Street, Suite 100
El Segundo, California 90245

    RE:    Key Employee Retention Bonus

Dear [Name]:
In furtherance of incentivizing you to continue your employment with Beyond Meat, Inc. and its subsidiaries (collectively, the “Company”) and to continue to make substantial contributions towards the Company’s pursuit of consummating a value maximizing strategic transaction, we are offering you a performance-based cash Award (as defined in the Company’s Executive Incentive Bonus Plan) of $[_____]1 (the “Performance Award”) upon the terms set forth in this letter agreement. In order to be eligible for the Performance Award, you must sign and return this letter agreement to Ethan Brown by [Date], acknowledging your agreement to the terms of this letter agreement.
If you accept this offer, then within fifteen (15) days following the date (the “Trigger Date”) on which the Company executes definitive documentation with respect to a Transaction (as defined below),2 we will advance to you the full amount of the Performance Award (less required and elected withholdings). Your eligibility to receive the Performance Award pursuant to this paragraph requires (a) your continued employment through the date of payment and (b) your being an employee in good standing on the date of payment (e.g., you are in compliance
1 Awards were granted pursuant to this form award agreement to certain of the Company’s executive officers as follows: $330,000 to Dariush Ajami, $600,000 to Lubi Kutua, $140,000 to Drew Lufkin, $140,000 to Jonathan Nelson and $600,000 to Teri Witteman.
2 For the avoidance of doubt, the Performance Award is a one-time payment and once paid in connection with a Transaction, it cannot also be sought in connection with any subsequent transaction, even if a Transaction is part of a series of tranched or otherwise related transactions. In addition, the Trigger Date must occur within two (2) years following the date of your execution of this letter agreement in order for the Performance Award to be payable. If the Trigger Date has not occurred within such period, this letter agreement shall terminate and be of no further force or effect.

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with Company policies and expectations and not subject to disciplinary measures such as a non-ordinary course performance improvement plan, suspension or investigation for misconduct or other wrongdoing).
In addition to the occurrence of the Trigger Date, you will earn the right to retain your Performance Award based on your continued employment through the date that is twelve (12) months following your execution of this letter agreement (the “Performance Period”). If you remain employed during the Performance Period, then you will no longer have to repay any portion of the Performance Award. Additionally, if you are terminated by the Company without Cause, or your employment with the Company is terminated due to your death or Disability (as defined below), in each case during the Performance Period, then you will not have to repay any portion of the Performance Award, subject to your execution and non-revocation of a general release of claims in such form as may be reasonably required by the Company in its sole discretion which becomes effective within sixty (60) days following the date of such termination (the “Release Period”) (except in the case of your death).
However, should you resign for any reason or be terminated for Cause during the Performance Period, you will be required to repay the After-Tax Portion (as defined below) of the Performance Award. If you are required to repay the After-Tax Portion of the Performance Award, then you agree to do so promptly, but in no event more than sixty (60) days following your termination. You hereby agree that any such repayment obligation may be satisfied, at the Company’s election, by offsetting any or all of such repayment obligation by amounts otherwise then due to you from the Company. However, the Company will not reduce any compensation if doing so would violate applicable law or would result in penalty taxes under Section 409A of the Internal Revenue Code of 1986, as amended. The Company reserves all other rights and remedies available to recoup the After-Tax Portion of the Performance Award advanced under this letter agreement, including the right to file a legal claim in court.
For purposes of this letter agreement, the following terms shall apply:

The “After-Tax Portion” of the Performance Award which is subject to repayment means the after-tax portion of such Performance Award received by you after the payment of all federal, state and local taxes on such Performance Award, with such taxes calculated at the highest applicable marginal tax rate in each applicable jurisdiction and determined taking into account a good faith estimate of the value of any tax deduction or benefit that may be available to you in respect of the repayment of such amount by you. The Company will determine in good faith the After-Tax Portion and specify the precise amount of the After-Tax Portion to be repaid within fifteen (15) days of your termination and such determination shall be conclusive and binding.

“Cause” means: (i) your willful, deliberate and repeated failure to substantially perform your assigned duties (other than a failure resulting from your Disability (as defined below)), which failure is not cured within thirty (30) days after a written demand for substantial performance is received by you from the Board of Directors of the Company (the “Board”) identifying the manner in which the Board believes you have not substantially performed your
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duties; (ii) your illegal or intentional gross misconduct in the performance of your duties to the Company that is materially injurious to the Company’s business and/or reputation, which, if capable being cured, is not cured within thirty (30) days after written notice from the Board stating that failure to cure may result in termination for Cause; (iii) your unauthorized and willful use or disclosure of any proprietary information or trade secrets of the Company that causes material harm to the Company; or (iv) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or theft which is materially injurious, or reasonably expected to be materially injurious, to the Company’s business or reputation.
“Disability” means total and permanent disability as defined in Section 22(e) (3) of the Code.
“Transaction” means a transaction creating economic value, the raising of financing or fundraising, a refinancing or a recapitalization, exchange, or reorganization of the Company, whether by sale, merger, consolidation, joint venture, acquisition or similar transactions (collectively and in each instance as determined by and subject to final approval by the Board). For the avoidance of doubt and not exclusive to other potential qualifying transactions, a “Transaction” for purposes of this letter agreement includes the Company entering into binding definitive documentation involving (i) a restructuring, tender, exchange, refinancing, repayment, retiring or amending of the Company’s 0% Convertible Senior Notes due 2027 prior to such notes’ maturity, and/or (ii) a third-party providing financing to the Company resulting in gross proceeds to the Company of at least $100 million.
The Performance Award will be paid less required tax withholdings. The payments and benefits under this letter agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted in accordance with such intent.
This letter agreement does not confer upon you any right to continue in the employment of the Company for any period or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time for any reason whatsoever, with or without Cause.
Any notice required or permitted by this letter agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery upon the moment of such delivery; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to you at the most recent address set forth on the Company’s personnel records and to the Company at its principal place of business, to the attention of the Chief Executive Officer, or such other address as either party may specify in writing.
The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). This letter agreement represents the entire agreement and understanding between the parties hereto and supersedes all prior or contemporaneous agreements with respect to the subject
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matter of this letter agreement. No waiver, alteration, or modification of any of the provisions of this letter agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter agreement will continue in full force and effect without said provision or portion of provision. The remainder of this letter agreement shall be interpreted so as best to effect the intent of the parties. This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
Please indicate your acceptance of the provisions of this letter agreement by signing the enclosed copy of this letter agreement and returning it to Ethan Brown no later than [Date].
(Signature Page Follows)
Very truly yours,

Ethan Brown
Founder, President and Chief Executive Officer

Agreed and accepted:

_______________________
Signature

Print Name:

Date

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